Exhibit 99.1

August 12, 2019

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2019, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

ANNUAL MEETING OF STOCKHOLDERS

The annual stockholder meeting took place on Thursday, August 8, 2019 at 10:00 am, and was held at our corporate offices in Lake Forest, California. Messrs. J. Steven Roush and Kent Eikanas, and Ms. Suzanne Koenig were re-elected to our Board of Directors.

SECOND QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending June 30, 2019 with the SEC on August 9, 2019. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

PORTFOLIO UPDATE

As of June 30, 2019, Summit had ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties.

Our joint venture (“JV”) portfolios have grown to over $426 million in total asset value and over $17.3 million in total net operating income (“NOI”) for the six months ending June 30, 2019, compared to $14.2 million for the six months ending June 30, 2018. This amount is in addition to our wholly-owned and majority-owned real assets valued over $47 million with approximately $3.2 million in NOI for the six months ending June 30, 2019, compared to $4.0 million for the six months ending June 30, 2018. The decrease in NOI of our wholly-owned and majority-owned portfolio is primarily due to the sale of our four North Carolina properties on February 14, 2019. Summit’s total equity ownership in its JV portfolios (after income and distributions) is approximately $13.8 million. NOI is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate properties. For additional information on our JV portfolios and NOI, please refer to the Form 10-Q for the quarter ending June 30, 2019.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash (used in) provided by operating activities was ($189,000) for the six months ended June 30, 2019 compared to $1,247,000 for the six months ended June 30, 2018. FFO per share was $0.03 for the six months ended June 30, 2019 compared to $0.07 for the six months ended June 30, 2018. The decrease in both cash flow from operations and FFO was primarily due to the sale of our four North Carolina properties in February 2019 and compensation related expense. We are diligently reviewing acquisition opportunities to replace the rental revenues of our North Carolina portfolio, although there can be no assurance we will complete any such acquisitions. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trust. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending June 30, 2019.

LITIGATION UPDATE

We last reported in our investor letter dated May 24, 2019 that the judge signed and entered the order granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. We also reported that on April 23, 2019, CRA and CVI filed a notice of appeal from the Judgement. Summit subsequently filed a notice of cross-appeal from the Judgment on June 3, 2019. That appeal is currently pending before the Court of Appeal, Fourth Department. We will vigorously defend our position and will keep you posted on our progress.

Executive News

Elizabeth Pagliarini, our Chief Financial Officer and Treasurer, was elected to the board of directors of First Foundation, Inc. (NASDAQ: FFWM) on May 28, 2019. First Foundation is a financial services company with two wholly-owned subsidiaries, First Foundation Bank and First Foundation Advisors. Ms. Pagliarini also participated in the CFO Roundtable at the 7th Annual IMN Real Estate CFO & COO Forum in May in addition to being a panelist during the three-day Women’s Leadership Certificate Program offered by University of California, Irvine Paul Merage School of Business in June.

FREQUENTLY ASKED QUESTIONS

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

How can I avoid getting charged an annual fee for my REIT investment in my IRA from my bank/custodian?

It is customary in the industry for your bank/custodian to charge an annual fee to hold your REIT investment account. Unfortunately, Summit is not affiliated with these banks/custodians and has no control over the fees they charge on your IRA and other alternative investment accounts. If you are concerned about fees, you can compare banks/custodians in the industry to see if any offer reduced annual service fees.

How would I treat my January 2019 REIT distribution for tax purposes?

Please consult with your tax advisor if you have questions regarding your 2019 tax reporting. You can view your investment account and statement anytime through the investor portal on our website at www.summithealthcarereit.com. If you need assistance logging on and getting access to your investor information, please contact our transfer agent, Computershare, at (888) 522-1771 between the hours of 8:30 am and 6:00 pm Eastern Time.

When will Summit resume the stock repurchase (redemption) plan?

The reinstatement of the Share Repurchase Plan is an important goal of the executive management team and the Board. The Board continues to evaluate investing Summit’s cash flow to grow the portfolio versus resuming redemptions and/or continuing distributions, and looks at many factors including operating income, capital requirements and the overall financial strength of the REIT. While there is no short-term intent to create liquidity through share redemption, the Board will continue to review the REIT’s cash flow and goals on a regular basis to determine an appropriate time to reinstate the Plan. The Board and management also continually assess the current strategy to determine the steps necessary to engage in transactions that we believe will be the most accretive to shareholders, including raising equity through additional joint venture partners or alternative methods.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh, at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report for the periods ended March 31, 2019 and June 30, 2019. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.